EXHIBIT 21.1

Subsidiaries of the Registrant

SUBSIDIARIES OF BIOINTRA, CORP.

Name of subsidiary	Jurisdiction of organization	Percentage owned by the Registrant
Biointra Renovables Atotonilco Jalisco, S.A.P.I. de C.V. (“BRA”)	United Mexican States (sociedad anónima promotora de inversión de capital variable)	99% (99 of 100 shares; the remaining share is held by Raúl Lahud Quiroz)